As filed with the Securities and Exchange Commission on March 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNACHIP SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	83-0406195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A.

74, rue de Merl, B.P. 709, L-2146 Luxembourg R.C.S.

Luxembourg B97483

(Address of principal executive offices)

STOCK OPTIONS OUTSTANDING UNDER

MAGNACHIP SEMICONDUCTOR LLC 2009 COMMON UNIT PLAN (the “2009 Plan”),

MAGNACHIP SEMICONDUCTOR CORPORATION 2011 EQUITY INCENTIVE PLAN (the “2011 Plan”)

AND

MAGNACHIP SEMICONDUCTOR CORPORATION 2011 EMPLOYEE STOCK PURCHASE PLAN (the “ESPP”)

(Full title of plans)

(Name, address and telephone number of agent for service)	(Copy to:)

John McFarland

Senior Vice President, General Counsel and Secretary

c/o MagnaChip Semiconductor, Inc.

20400 Stevens Creek Boulevard, Suite 370

Cupertino, CA 95014

Tel: (408) 625-5999

Fax: (408) 625-5990

Micheal J. Reagan, Esq. Khoa D. Do, Esq. Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 Tel: (650) 739-3939 Fax: (650) 739-3900

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share
- Shares issuable upon exercise of stock options outstanding under the 2009 Plan	1,956,357	$6.33	$12,383,739.81	$1,437.75
- Shares available for future awards under the 2011 Plan	891,703	$14.10	$12,573,012.30	$1,459.73
- Shares available for future purchase under the ESPP	789,890	$13.395	$10,580,576.55	$1,228.40
TOTAL	3,637,950		$35,537,328.66	$4,125.88

(1)	The amount being registered also includes an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends and anti-dilution provisions and other terms pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on (i) with respect to 1,956,357 shares of Common Stock issuable upon exercise of all outstanding options granted under the 2009 Plan, $6.33, which is the weighted average exercise price of outstanding options, (ii) with respect to 891,703 shares of Common Stock that may be offered and sold from time to time by the Registrant in accordance with the terms of the 2011 Plan, $14.10, which is the average of the high and low prices for the Registrant’s Depositary Shares as reported on the New York Stock Exchange (the “NYSE”) on March 14, 2011, and (iii) with respect to 789,890 shares of Common Stock that may be offered and sold from time to time by the Registrant in accordance with the terms of the ESPP, $13.395, which is the average of the high and low prices for the Registrant’s Depositary Shares as reported on the NYSE on March 14, 2011, multiplied by 95%, which is the percentage of the trading price per share applicable to purchasers under the ESPP.

All of the shares of the Registrant’s Common Stock traded on the NYSE as of the date hereof is currently held in the form of Depositary Shares. Each Depositary Share has been issued under a deposit agreement, which represents an interest in a share of Common Stock and is evidenced by a depositary receipt. On April 24, 2011, each holder of Depositary Shares will be credited with a number of shares of common stock equal to the number of Depositary Shares held by such holder on that date, and the Depositary Shares will be canceled. Until such cancellation of the Depositary Shares, holders of Depositary Shares will be entitled to all proportional rights and preferences of the shares of Common Stock. For purposes of calculating the registration fee for shares available under the 2011 Plan and for purchase under the ESPP pursuant to Rule 457(c), the trading price per Depositary Share on the NYSE used for such calculation was deemed to be identical to the price per Common Share on such date. It is not expected that any shares of Common Stock sold hereunder will be made prior to the date of cancellation of the Depositary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. These documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s prospectus, dated March 10, 2011, filed pursuant to Rule 424(b) under the Securities Act on March 11, 2011 (File No. 333-165467);

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2011; and

(c)	The description of the Registrant’s shares of Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34791) filed with the Commission on March 1, 2011, as amended on March 10, 2011, including any amendment or report filed for the purpose of updating such description; and

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted by DGCL.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions; (2) we are permitted to indemnify our other employees and agents to the extent that we indemnify our officers and directors; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding, subject to certain exceptions; and (4) the rights conferred in our bylaws are not exclusive.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements provide for indemnification and advancement of expenses to our directors and officers under certain circumstances for acts or omissions to the extent permissible under Delaware law. We also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, New York on March 16, 2011.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Sang Park
Sang Park
Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sang Park, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of MagnaChip Semiconductor Corporation and in the capacities and on the dates indicated:

/s/ Sang Park	Chief Executive Officer and Chairman of the Board	March 16, 2011
Sang Park	of Directors (Principal Executive Officer)

/s/ Margaret Sakai	Chief Financial Officer (Principal Financial	March 16, 2011
Margaret Sakai	and Accounting Officer)

/s/ Michael Elkins	Director	March 16, 2011
Michael Elkins

/s/ Randal Klein	Director	March 16, 2011
Randal Klein

/s/ R. Douglas Norby	Director	March 16, 2011
R. Douglas Norby

/s/ Gidu Shroff	Director	March 16, 2011
Gidu Shroff

/s/ Steven Tan	Director	March 16, 2011
Steven Tan

/s/ Nader Tavakoli	Director	March 16, 2011
Nader Tavakoli

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of MagnaChip Semiconductor Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2011.

4.2	Bylaws of MagnaChip Semiconductor Corporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2011.

5.1	Opinion of Jones Day regarding the validity of the shares of Common Stock being registered on this Registration Statement.

23.1	Consent of Samil PricewaterhouseCoopers.

23.2	Consent of Jones Day (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	MagnaChip Semiconductor LLC 2009 Common Unit Plan (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.2	MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.3	MagnaChip Semiconductor Corporation 2011 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.4	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Option Agreement (Non-U.S. Participants) (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.5	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Option Agreement (U.S. Participants) (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.5	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Restricted Unit Agreement (Non-U.S. Participants) (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.6	MagnaChip Semiconductor LLC 2009 Common Unit Plan form of Restricted Unit Agreement (U.S. Participants) (incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.7	MagnaChip Semiconductor Corporation 2011 Form of Stock Option Agreement (U.S. Participants) (incorporated by reference to Exhibit 10.55 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.8	MagnaChip Semiconductor Corporation 2011 Form of Stock Option Agreement (Non-U.S. Participants) (incorporated by reference to Exhibit 10.56 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.9	MagnaChip Semiconductor Corporation 2011 Form of Restricted Stock Units Agreement (U.S. Participants) (incorporated by reference to Exhibit 10.57 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.10	MagnaChip Semiconductor Corporation 2011 Form of Restricted Stock Units Agreement (Non-U.S. Participants) (incorporated by reference to Exhibit 10.58 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.11	MagnaChip Semiconductor Corporation 2011 Form of Restricted Stock Agreement (U.S. Participants) (incorporated by reference to Exhibit 10.59 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).

99.12	MagnaChip Semiconductor Corporation 2011 Form of Restricted Stock Agreement (Non-U.S. Participants) (incorporated by reference to Exhibit 10.60 to the Registrant’s Registration Statement on Form S-1 (No. 333-165467)).